Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), made as of the 7th day of January, 2020 (the “Effective Date”), between Ikonics Corporation (the “Company”), and Glenn Sandgren (“Executive”).

WHEREAS, the Company desires to employ Executive to serve as its Chief Executive Officer;

WHEREAS, Executive desires to accept employment with the Company; and

WHEREAS, the parties wish to define the terms and conditions of Executive’s employment by the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     Employment, Acceptance and Term.

1.1     Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive, and Executive agrees to serve the Company as its Chief Executive Officer, reporting to the Company’s Board of Directors (“Board”), effective as of February 10, 2020 (the “Start Date”).

1.2     Unless Executive’s employment with the Company is terminated by either the Company or Executive in the manner and on the terms provided in Section 5, the term of Executive’s employment with the Company under the terms and conditions of this Agreement will be for the period commencing on the Start Date and ending on the one (1) year anniversary of the Start Date (the “Initial Term”). On the one (1) year anniversary of the Start Date, and on each succeeding one (1) year anniversary of the Start Date (each an “Anniversary Date”), the Term shall be automatically extended until the next Anniversary Date (each a “Renewal Term”), subject to termination on an earlier date in accordance with Section 5 or unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Anniversary Date on which this Agreement would otherwise be automatically extended that the party providing such notice elects not to extend the Term. The Initial Term together with any Renewal Terms is the “Term.”

1.3     Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

2.     Duties and Authority.

2.1     Position and Duties. During the Term, Executive shall be the Company’s Chief Executive Officer, and shall be responsible for managing all actions of the Company and other projects as assigned by the Board from time to time. During the Term: (i) Executive shall use his reasonable best efforts, skill and abilities to promote and protect the interests of the Company and devote sufficient time and energy to the business and affairs of the Company to perform the duties identified in this Agreement; (ii) Executive shall not allow his personal business efforts to unreasonably interfere with the performance of his duties hereunder; (iii) Executive shall report to the Board; and (iv) Executive shall perform faithfully, diligently and to the best of his abilities such functions as are reasonably appropriate for his position, and such other functions of a similar nature as are assigned to Executive by the Board. At all times during the Term, Executive shall comply with all of the Company’s rules, regulations and policies from time to time in effect, including without limitation any code of conduct, policies addressing discrimination or harassment, and any other written policies adopted by the Company from time to time. If Executive remains employed by the Company after the Term ends for any reason, then such continued employment shall be according to the terms and conditions established by the Company from time to time (provided that any provisions of this Agreement that by their terms survive the termination of the Term shall remain in full force and effect).

2.2     Board Appointment. The Company shall initially appoint Executive for election to the Company’s Board. Subsequent elections to the Board will be based on an annual election by the Company’s shareholders. The Company makes no guarantee regarding Executive’s appointment to the Board following the initial appointment.

3.     Compensation.

3.1     Base Salary. With effect from the Start Date, and during the Term, the Company shall pay to Executive an initial annualized base salary of $275,000, payable in accordance with the Company’s regular payroll practices (the “Base Salary”). The Base Salary may be reviewed by the Board on an annual basis as part of the Company’s normal review process and adjusted in accordance with business needs.

3.2     Incentive Compensation. In addition to the Base Salary, Executive shall be entitled to receive, from time to time, an annual bonus as determined and set forth by the Board, in accordance with the terms of any applicable incentive plan (the “Annual Bonus”). The Company’s current incentive plan provides for an annual bonus of up to 50% of Executive’s Base Salary, determined based on factors established by the Board, including individual and Company performance metrics.

3.3     Stock Option Grant. During the first five years of employment during the Term, Executive shall be entitled to receive an annual stock option grant of 10,000 non-qualified stock options for each such year (the “Stock Option Grants”). The initial Stock Option Grant will be granted as soon as reasonably practicable following the Start Date and subsequent grants will be granted as soon as reasonably practicable following each Anniversary Date. Each Stock Option Grant will be subject to the terms and conditions of the Company 2019 Equity Incentive Plan (the “Incentive Plan”) and the individual award agreements for such grants, which will include (1) pro-rata vesting over a three-year period following the grant date, and (2) an expiration date of 10 years following the grant date for each award. Any stock option grants beyond the initial five years of employment shall be granted subject to the discretion and approval of the Board

3.4     Sign-On Bonus. Executive shall be entitled to receive a sign-on bonus of $30,000, subject to applicable withholdings, and payable on or as soon as reasonably practicable following the Start Date. If Executive resigns employment or is terminated by the Company with Cause (as defined below) during the Initial Term, Executive will be required to repay the sign-on bonus.

3.5     Transition Expenses.      The Company will reimburse Executive for the reasonable travel, lodging, and meal expenses for two round-trip visits to Duluth for Executive and his spouse to search for housing (both temporary and permanent) and other transition needs. Executive shall provide documentation for the costs associated with such trip in accordance with Company policy and practices.

3.6     Relocation Allowance. As soon as reasonably practicable following the Start Date, the Company shall provide Executive (1) a lump-sum relocation allowance of $20,000, and (2) a temporary housing allowance of $3,000 per month for the first three months following the Start Date, payable on a monthly basis, each subject to taxes and withholdings. The relocation and temporary housing allowances will be grossed-up to account for the applicable tax obligations for the payments under this Section 3.6. If Executive resigns employment or is terminated with Cause (as defined below) during the Initial Term, Executive will be required to repay the relocation allowance and any portion of the temporary housing allowance paid to him prior to his termination date.

3.7     Expense Reimbursements. During the Term, the Company shall reimburse Executive for all reasonable and necessary business expenses incurred by him in connection with the business of the Company and the performance of his duties and responsibilities under this Agreement in accordance with the Company’s policies and procedures regarding reimbursement of expenses.

4.     Additional Benefits.

4.1     General. During the Term, Executive shall be eligible to participate in any health, disability, retirement and/or insurance plan now offered or hereafter adopted by the Company for the benefit of employees generally. Executive acknowledges and agrees that Executive will be subject to all eligibility requirements and all other provisions of these benefits plans, and that the Company is under no obligation to Executive to establish and maintain any employee benefit plan in which Executive may participate. The terms and provisions of any employee benefit plan of the Company are matters within the exclusive province of the Board, subject to applicable law.

4.2     Vacation. During the Term, Executive shall initially be entitled to vacation of 200 hours per calendar year (“Vacation”), in accordance with the Company’s policies. Any Vacation is to be taken at such time or times as shall be mutually agreed upon between the Company and Executive so as not to disrupt the operations of the business. Executive shall forfeit any and all unused and accrued Vacation upon Executive’s termination of employment for any reason, whether by Executive or the Company.

5.     Employment Termination.

5.1     Termination Events. The employment of Executive pursuant to the terms of this Agreement shall terminate as upon the happening of any of the following events:

(a)     upon expiration of the Term following notice of non-renewal by one party to the other party in accordance with Section 1.2;

(b)     automatically and without notice if Executive shall die during the Term;

(c)     upon Executive’s Disability (as such term is defined in in Section 6.3);

(d)     immediately upon the execution of a mutual written agreement to terminate Executive’s employment between the Company and Executive;

(e)     immediately upon notice to Executive of termination for Cause by the Company in accordance with Section 5.4;

(f)     upon not less than ninety days written notice to the Company of resignation by Executive (after which the Company may establish an earlier effective date of termination at its discretion);

(g)      immediately upon notice to the Company of termination by Executive for Good Reason in accordance with Section 5.5; or

(h)     immediately upon notice to Executive of termination without Cause by the Company.

5.2     Termination of Employment for Cause, for Disability or Without Good Reason. If Executive's employment hereunder is terminated (i) by the Company for Cause, (ii) by the Company as a result of Executive’s Disability, or (iii) by Executive without Good Reason, Executive shall be entitled to receive:

(a) any accrued but unpaid Base Salary and accrued but unused Vacation, which shall be paid on the pay date immediately following the termination date in accordance with the Company's customary payroll procedures;

(b) any earned but unpaid Annual Bonus with respect to any completed calendar/fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason prior to the applicable payment date, then any such accrued but unpaid Annual Bonus shall be forfeited in accordance with the terms and conditions of the Annual Bonus;

(c) reimbursement for unreimbursed business expenses properly incurred by Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(d) such accrued employee benefits (including equity compensation awarded under the Incentive Plan), if any, to which Executive may be entitled under the Company's employee benefit plans as of the Termination Date, subject to the terms and conditions of any such benefits.

Items 5.2(a) through 5.2(d) are referred to herein collectively as the "Accrued Amounts."

5.3     Termination without Cause or for Good Reason. In the event of the termination of Executive’s employment during the Severance Eligibility Term (as defined below), due to (i) termination by the Company without Cause, or (ii) termination by Executive for Good Reason, Executive shall be entitled to receive (x) the Accrued Amounts and (y) the Severance Benefits described in Section 6.1, subject to satisfaction of the conditions described therein. For the avoidance of doubt, the Company’s failure to renew this Agreement at the end of the Initial Term or any subsequent Renewal Term during the Severance Eligibility Term shall constitute a termination by the Company without Cause.

5.4      Cause. “Cause” shall mean: (i) Executive’s breach of a material term, covenant, obligation or provision of or under this Agreement (including any attachments hereto) or Executive’s failure or refusal to perform material duties and responsibilities under this Agreement; (ii) Executive’s material failure to act subject to and in accordance with any proper and lawful specific direction of the Board or the internal rules and policies established by the Company; (iii) Executive’s engagement in gross misconduct, fraud, dishonesty, insubordination, or act of moral turpitude, which is, in each case, materially injurious to the Company in the reasonable determination of the Board; (iv) Executive’s alcohol or drug use which adversely impairs Executive’s performance of Executive’s duties and obligations under this Agreement or adversely impacts the reputation of the Company; or (v) Executive’s violation of any material statute governing the business of the Company, or of any material rules or regulations promulgated by any regulatory body governing the Company or its business.

Termination of Executive's employment shall not be deemed to be for Cause unless and until the Company provides written notice, after a reasonable determination from the Board, notifying Executive that he has engaged in conduct described in this provision. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have ten (10) business days from the delivery of such written notice by the Company within which to cure any acts constituting Cause and shall be given an opportunity, together with counsel, to be heard before the Board during such period; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive's employment without notice and with immediate effect. For purposes of this provision, any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company, and not a basis for a termination for Cause.

5.5     Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Term without Executive's written consent (a) a material reduction in Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; (b) a material reduction in Executive's Annual Bonus opportunity other than a general reduction in Annual Bonus that affects all similarly situated executives in substantially the same proportions; (c) a relocation of Executive's principal place of employment by more than fifty (50) miles from his then-current principal place of employment; or (d) a material, adverse change in Executive's title, authority, or material duties (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law).

Executive shall not terminate employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

5.6     Notice Periods. Throughout any notice period required by this Section 5, the Company will continue Executive’s Base Salary (payable in accordance with the Company’s normal payroll practices) and benefits, in accordance with the applicable terms of such benefit plans or arrangements, and payments shall continue to accrue and be payable under any bonus plan.

5.7     Resignation From Positions. Unless otherwise requested by the Board in writing, upon Executive’s termination of employment with the Company for any reason Executive shall automatically resign as of Executive’s employment termination date all titles, positions and appointments Executive then holds with the Company or any of its affiliates, whether as an officer, director, trustee or employee (without any claim for compensation related thereto), and Executive hereby agrees to take all actions necessary to effectuate such resignations.

6.     Severance.

6.1     Severance Benefits. If Executive’s employment with the Company is terminated for reasons described in Section 5.3 within the first five (5) years following the Start Date (the “Severance Eligibility Term”), then, provided that: (i) Executive executes and does not rescind a written document (a “Release”) releasing the Company and its affiliates, shareholders, directors, employees, agents, attorneys, representatives, predecessors, successors and assigns from any and all known claims or causes of action based upon any fact, circumstance, or event, existing at or prior to the date of termination (in a form determined by the Company), and (ii) Executive strictly complies with all terms of this Agreement (including any attachments hereto) and any other agreement between Executive and the Company or any of its affiliates, then Executive will be entitled to (the “Severance Benefits”):

(a)     severance pay equal to Executive’s then-current Base Salary for a period of six months (“Severance Period”), paid in substantially equal installments in accordance with the Company’s normal payroll practices during the Severance Period; provided, however, that any installments that otherwise would be payable on the Company’s regular payroll dates between Executive’s employment termination date and the 60th calendar day after such date will be delayed until the Company’s first regular payroll date that is more than sixty days after Executive’s employment termination date and included with the installment payable on such payroll date, with each such installment being treated as a separate payment for purposes of Code Section 409A;

(b)     continued health insurance coverage for the Severance Period following Executive’s last day of employment, if Executive elects to continue health insurance coverage under Company’s group health insurance plans pursuant to the federal health care continuation law commonly known as COBRA (“COBRA Coverage”); and

(c)     immediate vesting of any then granted, but unvested Stock Option Grants, which shall then be exercisable by Executive for a period of one year following Executive’s employment termination date.

If Executive’s employment with the Company is terminated for reasons described in Section 5.3 during the Severance Eligibility Term within the 12 months following or in connection with a Change in Control (as defined in the Incentive Plan), then subject to the conditions outlined above, the Severance Period for the purpose of determining the Severance Benefits shall be a period of twelve months.

If and to the extent that Severance Benefits are deferred compensation under Internal Revenue Code Section 409A, payments will begin within sixty (60) days after the date of termination, provided however, that if the sixty (60) day period begins in one taxable year and ends in a second taxable year, payments will begin in the second taxable year.

6.3     “Disability” shall mean Executive's inability, due to physical or mental incapacity, to perform the essential functions of Executive's job, with or without reasonable accommodation, for one hundred twenty (120) days out of any three hundred sixty-five (365) day period. Any question as to the existence of Executive's Disability as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.

7.     Legal Fees. The Company shall pay or Executive shall be reimbursed for Executive's reasonable legal fees incurred in negotiating and drafting this Agreement up to $5,000; provided that, any such payment shall be made in accordance with the Company’s normal reimbursement policies and, in any event, on or before March 15 of the calendar year immediately following the Effective Date.

8.     Indemnification.

8.1     Indemnification of Executive.. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than any action, suit, or proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive's employment hereunder) (a "Proceeding"), by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under the Company’s Bylaws and governance documents, applicable law, and applicable insurance policies as may be in place from time to time, from and against any liabilities, costs, claims, and expenses, including all reasonable costs and expenses incurred in defense of any Proceeding (including reasonable attorneys' fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company upon receipt by the Company of (i) a written request for payment and (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought.

8.2     Insurance. During the Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

9.     Confidentiality, Intellectual Property, and Non-Competition Agreements. As a condition of Executive’s employment with the Company, Executive shall be required to sign the Agreement Regarding Non-Disclosure of Confidential Information and Non-Competition attached hereto as Exhibit A.

10.   Notices. All notices, requests, demands, and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if and when delivered or three (3) days after mailing by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	If to the Company:	Chair
Board of Directors
Ikonics Corporation
4832 Grand Avenue
Duluth, MN 55807

with a copy (not constituting notice) to:

Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Attn: W. Morgan Burns

(b)	If to Executive:	At his last known address on file with the Company.

Any party may change his or its address by prior written notice to the other party in compliance with this paragraph.

11.     Assignment. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign this Agreement without the prior written consent of Executive to any affiliate of the Company or to a party that acquires all or substantially all the voting stock or assets of the Company.

12.     Governing Law, Forum and Jury Trial Waiver. This Agreement will be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of law principles. The parties agree that any action arising out of or relating to this Agreement will be brought exclusively in a Minnesota state or federal court. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.     Captions. All captions and headings herein contained are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

14.     Interpretation. This Agreement shall be deemed to represent the mutual intent of the parties hereto and no rule of strict construction shall be applied against any party by virtue of having drafted this Agreement.

15.     Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Facsimile or emailed PDF counterpart signatures to this Agreement shall be acceptable and binding.

16.     Compliance with IRC Section 409A.

(a)     For purposes of this Agreement, to the extent a payment is deferred compensation under Internal Revenue Code Section 409A, a termination of employment shall mean a separation from service as determined by the Company in accordance with Treas. Reg. §1.409A-1(h). With respect to any provision that provides for reimbursement of costs or expenses or in kind benefits, such provision shall be interpreted in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). With respect to any provision that provides for reimbursement of medical expenses, such provision shall be interpreted in accordance with Treas. Reg. § 1.409A-1(b)(9)(v)(A). The parties intend that this Agreement and the benefits provided hereunder qualify for an exemption from Code Section 409A to the extent possible; provided, however, that if the Agreement and the benefits provided hereunder are not so exempt, they are intended to comply with Code Section 409A to the extent applicable thereto. All references to Code Section 409A shall include the regulations and guidance issued thereunder. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent; provided, that the Company shall not be required to assume any increased economic burden in connection therewith. For purposes of applying the provisions of Code Section 409A, each separately identified amount to which Executive is entitled shall be treated as a separate payment.

(b)     Notwithstanding any provision of this Agreement to the contrary, in the event that any payment to Executive or any benefit hereunder is made upon, or as a result of Executive’s termination of employment, and Executive is a “specified employee” (as that term is defined under Code Section 409A) at the time Executive becomes entitled to any such payment or benefit, and provided further that such payment or benefit does not otherwise qualify for an applicable exemption from Code Section 409A, then no such payment or benefit shall be paid or commenced to be paid to Executive under this Agreement until the date that is the earlier to occur of: (i) Executive’s death, or (ii) six (6) months and one (1) day following his termination of employment (the “Delay Period”). Any payments which Executive would otherwise have received during the Delay Period shall be payable to Executive in a lump sum on the date that is six (6) months and one (1) day following the effective date of the termination.

17.     Limitation on Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOSS OF DATA) IN ANY WAY ARISING OUT OF THIS AGREEMENT OR THE SERVICES CONTEMPLATED HEREIN, OR THE PERFORMANCE OF THE SAME, HOWEVER CAUSED, UNDER A CLAIM OF ANY TYPE OR NATURE, BASED ON ANY THEORY OF LIABILITY (INCLUDING CONTRACT, TORT OR STRICT LIABILITY) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EXECUTIVE’S LIABILITY FOR OTHER DAMAGES TO THE COMPANY RELATING TO OR RESULTING FROM THE SERVICES OR BUSINESS ARRANGEMENT CONTEMPLATED BY THIS AGREEMENT EXCEED THE AMOUNTS PAID TO HIM UNDER THIS AGREEMENT.

18.     Entire Agreement. This Agreement (including the attachments hereto) represents the Company’s and Executive’s entire understanding regarding Executive’s employment and supersedes all previous undertakings, written or oral between the Company and Executive on this subject.

[Signature page follows]

IN WITNESS WHEREOF, the parties here executed this Employment Agreement as of the Effective Date.

EXECUTIVE:

/s/ Glenn Sandgren

Glenn Sandgren

THE COMPANY:

IKONICS CORPORATION

By: /s/ Bill Ulland

Name: Bill Ulland

Title:   Chief Executive Officer